Exhibit 10.2

Mark A. Zorko

October 1, 2011

To the Board of Directors of DGT Holdings Corp., a New York Corporation (the “Company”):

Effective as of the date hereof, I hereby resign as an employee of the Company and terminate that certain letter agreement, dated August 30, 2006, by and between the Company and me (the “Letter Agreement”).  I hereby agree to continue to serve as Chief Financial Officer and Secretary of the Company pursuant to the terms of that certain Amendment to Management Services Agreement by and between the Company and SP Corporate Services LLC dated as of the date hereof (the “Amendment”).

For good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, I hereby waive and release the Company from any and all claims, actions, liabilities, obligations and damages of any kind that may arise or may have arisen, out of or related to the Letter Agreement, including, but not limited to, any provision of base salary, annual bonus, equity grants, automobile allowance, paid vacation, participation in 401(k), short-term disability and life insurance plans, or severance; provided, that nothing herein shall limit the rights specifically granted to me by the Company’s Board of Directors pursuant to that certain unanimous written consent dated as of September 30, 2011, which (i) authorized the continuation in the ordinary course of the vesting periods for any shares of restricted stock, options to purchase shares of the Company’s common stock and any other equity awards granted to me prior to the date thereof (the “Existing Equity Awards”), subject to the continuation of my services as Chief Financial Officer and Secretary of the Company, (ii) waived any other provisions that may limit the exercisability of any Existing Equity Award that may be triggered as a result of the entry into the Amendment and termination of the Letter Agreement, subject to the continuation of my services as Chief Financial Officer and Secretary of the Company, and (iii) authorized and approved the continuation of my short-term disability and life insurance plans provided by the Company until December 31, 2011.

Sincerely,

/s/ Mark A. Zorko
Mark A. Zorko